Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered & Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Senior Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Junior Subordinated Debentures	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Junior Subordinated Notes	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Stock Purchase Contracts	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Stock Purchase Units	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An indeterminate aggregate initial offering price or number of the securities of the identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, conversion or exchange of other securities or that are issued in units.

(2)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.